ARMOUR RESIDENTIAL REIT, INC. REPORTS Q3 2014 ANNUALIZED ROE OF 10.04% ON
CORE AND ESTIMATED TAXABLE REIT INCOME OF $49.0 MILLION

VERO BEACH, Fla. - October 29, 2014 -- ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA, and ARR PrB) (“ARMOUR” or the “Company”) today announced financial results for the quarter ended September 30, 2014.

Q3 2014 Highlights and Financial Information

•
Core Income and estimated taxable Real Estate Investment Trust ("REIT") income of approximately $49.0 million or $0.13 per Common share, which represents a 10.04% return on stockholders' equity at the beginning of the quarter

•	Q3 2014 Generally Accepted Accounting Principles ("GAAP") net income of approximately $54.1 million or $0.14 per Common share

•	Stockholders’ equity as of September 30, 2014 was approximately $1.8 billion or $4.58 per Common share

•	Ratio of debt to stockholders’ equity (“leverage”) of 8.42 to 1 as of September 30, 2014, which includes financing related to $3.0 billion of securities sold for settlement in Q4

•	Liquidity as of September 30, 2014, consisting of cash and unpledged securities, of approximately $1.0 billion

•	Q3 2014 average yield on assets of 2.68% and average net interest margin of 1.43%

•	Q3 2014 annualized average principal repayment rate (CPR) of 7.46%

•	Stock outstanding as of September 30, 2014:
Common - 357,275,241 shares
Series A Cumulative Redeemable Preferred - 2,180,572 shares
Series B Cumulative Redeemable Preferred - 5,650,000 shares

•	Q3 2014 weighted average diluted Common shares were 358,356,781

•
ARMOUR’s Non-Executive Chairman Daniel Staton and Director Marc Bell have elected to continue to act as sub-managers for ARMOUR's external manager ARMOUR Residential Management LLC, declining a final lump sum payment of $33.6 million from ARMOUR

•
Additional updated information on the Company’s investment, financing and hedge positions can be found in ARMOUR Residential REIT, Inc.'s most recent “Company Update.” ARMOUR posts unaudited and unreviewed Company Updates each month on www.armourreit.com

Q3 2014 Results

Core Income and Estimated Taxable REIT Income
Core Income for the quarter ended September 30, 2014, was approximately $49.0 million. “Core Income” represents a non-GAAP measure and is defined as net income excluding impairment losses, gains or losses on sales of securities and early termination of derivatives, unrealized gains or losses on derivatives and U.S. Treasury Securities and certain non-recurring expenses. Core Income may differ from GAAP net income, which includes the unrealized gains or losses of the Company’s derivative instruments and the gains or losses on Agency Securities and U.S. Treasury Securities.

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ARMOUR Residential REIT, Inc. Reports Q3 2014 Annualized ROE of 10.04% on Core and Estimated Taxable REIT Income of $49.0 million

October 29, 2014

Estimated taxable REIT income for the quarter ended September 30, 2014, was approximately $49.0 million. The Company distributes dividends based on its estimate of taxable earnings, not based on net income calculated in accordance with GAAP. Taxable REIT income and GAAP net income will generally differ primarily because of the non-taxable unrealized changes in the value of the Company’s derivatives, which the Company uses as economic hedges, and other than temporary impairment of Agency Securities to be sold in later periods. These gains/losses on derivatives are included in GAAP net income, whereas valuation changes are not included in taxable income. Additionally, capital losses realized for tax purposes will be carried forward to offset future capital gains. However, interest expense on U.S. Treasury Securities sold short, which was $0.2 million in Q3 2014, does reduce taxable income.

GAAP Net Income
For the purposes of computing GAAP net income (loss), the change in fair value of the Company’s derivatives is reflected in current period net income, while the change in fair value of its Agency Securities is reflected in its statement of comprehensive income. GAAP net income for Q3 2014 was approximately $54.1 million, including losses on security sales of approximately $(9.3) million.

Dividends
The Company paid dividends of $0.05 per Common share of record for each month of Q3 2014, resulting in payments to Common stockholders of approximately $53.8 million. The Company also paid monthly dividends in Q3 2014 of $0.171875 per outstanding share of 8.250% Series A Cumulative Redeemable Preferred Stock and $0.1640625 per outstanding share of 7.875% Series B Cumulative Redeemable Preferred Stock, resulting in payments to preferred stockholders of an aggregate of approximately $3.9 million. The Company's taxable REIT income and dividend requirements to maintain REIT status are determined on an annual basis. Dividends in excess of taxable REIT income for the year will generally be treated as non-taxable return of capital to Common stockholders. Our REIT dividend requirements are based on the amount of our ordinary taxable income. Realized capital losses do not affect the amount of the Company’s ordinary taxable income, but will generally be available to offset capital gains realized primarily through 2018.

Per Share Amounts
Per Common share amounts are net of applicable Preferred Stock dividends and liquidation preferences. The denominators used to calculate per Common share amounts for the quarter ended September 30, 2014, reflect, to the extent dilutive, the effects of 1.2 million unvested stock awards.

Portfolio
During Q3 2014, the Company sold approximately $3.6 billion of Agency Securities, resulting in losses of approximately $(12.4) million. Approximately $3.0 billion of the Q3 sales of Agency Securities settle in Q4. As of September 30, 2014, the Company’s portfolio consisted of Fannie Mae, Freddie Mac and Ginnie Mae mortgage securities, substantially all of which are fixed rate securities, and was valued at $13.7 billion on a trade date basis. During Q3 2014, the annualized yield on average assets was 2.68%, and the annualized cost of funds on average liabilities (including realized cost of hedges) was 1.25%, resulting in a net interest spread of 1.43% for Q3 2014.

Portfolio Financing, Leverage and Interest Rate Hedges
As of September 30, 2014, the Company financed its portfolio with approximately $15.5 billion of borrowings under repurchase agreements. The Company’s leverage ratio as of September 30, 2014, was 8.42 to 1. As of

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ARMOUR Residential REIT, Inc. Reports Q3 2014 Annualized ROE of 10.04% on Core and Estimated Taxable REIT Income of $49.0 million

October 29, 2014

September 30, 2014, the Company’s liquidity totaled approximately $1.0 billion, consisting of approximately $542.8 million of cash and equivalents, plus approximately $427.2 million of unpledged Agency Securities (including Agency Securities received as collateral).

As of September 30, 2014, the following information was available related to the Company’s interest rate risk and hedging activities: The Company’s repurchase agreements had a weighted-average maturity of approximately 54 days. The Company had a notional amount of approximately $11.0 billion of various maturities of interest rate swap contracts with a weighted average swap rate of 1.60%. The Company had a notional amount of approximately $25.0 million of various maturities of Eurodollar futures contracts sold at a weighted average swap equivalent rate of 2.13%. In Q3 the Company also realized $3.1 million gain on U.S. Treasury Securities sold short.

Clearing regulations adopted under the Dodd-Frank Act have increased the initial margin requirements for most types of interest rate swap contracts. The portfolio repositioning will allow the Company to manage the interest rate risk created by the differing maturity profiles of our assets and the liabilities with shorter tenor interest rate swap contracts and futures contracts that have smaller initial margin requirements.

Regulation G Reconciliation
Taxable REIT income is calculated according to the requirements of the Internal Revenue Code (“the Code”) rather than GAAP. The Company plans to timely distribute at least 90% of its taxable REIT income in order to maintain its tax qualification as a REIT under the Code. The Company believes that taxable REIT income is useful to investors because taxable REIT income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. Core Income also excludes gains and losses on security sales. However, because taxable REIT income and Core Income are incomplete measures of the Company’s financial performance and involve differences from net income computed in accordance with GAAP, taxable REIT income and Core income should be considered as supplementary to, and not as a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company’s financial performance.

The following table reconciles the Company’s results from operations to Core Income and estimated taxable REIT income for the quarter ended September 30, 2014

Quarter Ended September 30, 2014
(in thousands)
GAAP net income	$54,092
Book to tax differences:
Changes in interest rate contracts	(14,709)
Loss on Security Sales	9,304
Amortization of deferred hedging gains (costs)	344
Net premium amortization differences	—
Other	(44)
Core Income and estimated taxable REIT income	$48,987

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ARMOUR Residential REIT, Inc. Reports Q3 2014 Annualized ROE of 10.04% on Core and Estimated Taxable REIT Income of $49.0 million

October 29, 2014

Common Stock
The Company issued 14,423 shares of Common stock during Q3 2014 under its dividend reinvestment plan at a weighted average price of $4.16 per share. As of September 30, 2014, there were 357,275,241 Common shares outstanding.

Preferred Stock
As of September 30, 2014, there were 2,180,572 shares of 8.250% Series A Cumulative Redeemable Preferred Stock and 5,650,000 shares of 7.875% Series B Cumulative Redeemable Preferred Stock outstanding.

Staton & Bell Continue as Sub-Managers, Declining $33.6 million Final Payment
ARMOUR’s Non-Executive Chairman Daniel Staton and Director Marc Bell, through their Staton Bell Blank Check LLC (“SBBC”), have elected to continue to act as sub-managers for ARMOUR's external manager, ARMOUR Residential Management LLC. As part of the Company’s founding in 2009, SBBC had the option to relinquish its sub-management agreement in exchange for a lump sum cash payment from ARMOUR in November 2014. The option formula would have resulted in ARMOUR paying SBBC $33.6 million in cash and receiving the ongoing sub-management fee. SBBC agreed to allow the option to expire unexercised today.

Conference Call
As previously announced, the Company will provide an online, real-time webcast of its conference call with equity analysts covering Q3 2014 operating results on Thursday, October 30, 2014. The live broadcast will be available online and can be accessed at http://www.videonewswire.com/event.asp?id=100813. To monitor the live webcast, please visit the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An online replay of the event will be available on the Company's website at www.armourreit.com and continue for one year.

ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate, hybrid adjustable rate and adjustable rate residential mortgage backed securities. These securities are issued or guaranteed by U.S. Government-sponsored entities and Ginnie Mae. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”). ARMOUR Residential REIT, Inc. intends to qualify and has elected to be taxed as a REIT under the Code for U.S. federal income tax purposes.

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the SEC. All subsequent written

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ARMOUR Residential REIT, Inc. Reports Q3 2014 Annualized ROE of 10.04% on Core and Estimated Taxable REIT Income of $49.0 million

October 29, 2014

and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company cautions readers not to place undue reliance upon any forward-
looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s Internet site at http://www.sec.gov/, or the Company website www.armourreit.com or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

CONTACT:     investors@armourreit.com

James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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